Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-120576

PROSPECTUS

6,000,000 Shares

Marshall & Ilsley Corporation

Common Stock

This prospectus relates to 6,000,000 shares of common stock which may be offered and issued by us from time to time in connection with the acquisition by us, Metavante Corporation and/or our other consolidated subsidiaries of businesses that we determine to be advantageous to us as they become available.  We may structure these acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us or one of our subsidiaries.  We expect that the terms of acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired, and that the shares of our common stock to be issued will be valued at prices reasonably related to current market prices at the time that an acquisition is agreed upon, at or about the time of delivery of shares, or at such other time or over such period as may be agreed upon.

This prospectus, as amended or supplemented, has also been prepared for use by persons who receive shares issued in acquisitions and who wish to offer and sell such shares, on terms then obtainable, in transactions in which they may be deemed underwriters within the meaning of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.”  To the extent individuals or entities that have received or will receive shares of our common stock in connection with the acquisitions described above use this prospectus to cover resales of those shares, we will not receive any proceeds from the resale of such shares.  See “Resales of Shares.”

We will pay all of the expenses of this offering.  We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares.

Our common stock is traded on the New York Stock Exchange, Inc., or the NYSE, under the symbol “MI.”  Application will be made to list the shares offered hereby on the NYSE.  On December 1, 2004, the closing price of our common stock on the NYSE was $42.30 per share.

You should consider the information set forth in “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus.  See “Where You Can Find Additional Information” on page 10 for a list of documents we have incorporated by reference into this prospectus.  These documents are available to you without charge over the Internet at our web site at www.micorp.com, or upon written or oral request made to:

Secretary

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Telephone:  (414) 765-7801

To ensure timely delivery of the documents, your request should be made at least 5 days prior to the date on which you must make your investment decision.

The date of this prospectus is December 2, 2004.

When used in this prospectus, the terms “M&I,” “we,” “our,” “us” or “the Company” refer to Marshall & Ilsley Corporation or Marshall & Ilsley Corporation and its consolidated subsidiaries, as appropriate in the context.

RISK FACTORS

In considering whether to acquire our common stock, you should carefully consider all of the information we have included or incorporated by reference in this prospectus.  In particular, you should carefully consider the following risk factors, as well as the factors described in “Forward-Looking Statements.”

Our earnings are significantly affected by general business and economic conditions, including credit risk and interest rate risk.

Our business and earnings are sensitive to general business and economic conditions in the United States and, in particular, the states where we have significant operations, including Wisconsin, Arizona, Minnesota, Missouri and Florida.  These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, the strength of the U.S. and local economies and consumer spending, borrowing and saving habits.  For example, an economic downturn, increase in unemployment or higher interest rates could decrease the demand for loans and other products and services and/or result in a deterioration in credit quality and/or loan performance and collectability.  Nonpayment of loans, if it occurs, could have an adverse effect on our financial condition and results of operations.  Higher interest rates also could increase our cost to borrow funds and increase the rate we pay on deposits.  In addition, an overall economic slowdown could negatively impact the purchasing and decision-making activities of Metavante’s financial institution customers.

Terrorism, acts of war or international conflicts could negatively affect our business and financial condition.

Acts or threats of war or terrorism, international conflicts, including ongoing military operations in Iraq and Afghanistan, and the actions taken by the U.S. and other governments in response to such events could negatively impact general business and economic conditions in the U.S.  If terrorist activity, acts of war or other international hostilities cause an overall economic decline, our financial condition and operating results could be materially adversely affected.  The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security and other actual or potential conflicts or acts of war, including conflict in the Middle East, have created many economic and political uncertainties that could seriously harm our business and results of operations in ways that cannot presently be predicted.

Our earnings also are significantly affected by the fiscal and monetary policies of the federal government and its agencies.

The policies of the Federal Reserve Board impact us significantly.  The Federal Reserve Board regulates the supply of money and credit in the United States.  Its policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits and can also affect the value of financial instruments we hold.  Those policies determine to a significant extent our cost of funds for lending and investing.  Changes in those policies are beyond our control and are difficult to predict.  Federal Reserve Board policies can affect our borrowers, potentially increasing the risk that they may fail to repay their loans.  For example, a tightening of the money supply by the Federal Reserve Board could reduce the demand for a borrower’s products and services.  This could adversely affect the borrower’s earnings and ability to repay its loan which could materially adversely affect us.

The banking and financial services industry is highly competitive.

We operate in a highly competitive environment in the products and services we offer and the markets in which we operate.  The competition among financial services providers to attract and retain customers is intense.  Customer loyalty can be easily influenced by a competitor’s new products, especially offerings that provide cost savings to the customer.  Some of our competitors may be better able to provide a wider range of products and services over a greater geographic area.

We believe the banking and financial services industry will become even more competitive as a result of legislative, regulatory and technological changes and the continued consolidation of the industry.  Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic funds transfer and automatic payment systems.  Also, investment banks and insurance companies are competing in more banking businesses such as syndicated lending and consumer banking.  Many of our competitors are subject to fewer regulatory constraints and have lower cost structures.  We expect the consolidation of the banking and financial services industry to result in larger, better-capitalized companies offering a wide array of financial services and products.

We are heavily regulated by federal and state agencies.

Marshall & Ilsley Corporation, our subsidiary banks and many of our non-bank subsidiaries, including Metavante, are heavily regulated at the federal and state levels.  This regulation is designed primarily to protect consumers, depositors and the banking system as a whole, not stockholders.  Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations and policies for possible changes.  Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer, increasing the ability of non-banks to offer competing financial services and products and/or increasing our cost structures.  Also, our failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies and damage to our reputation.

We are subject to examinations and challenges by tax authorities.

In the normal course of business, we and our affiliates are routinely subject to examinations and challenges from federal and state tax authorities regarding the amount of taxes due in connection with investments we have made and the businesses in which we are engaged.  Recently, state taxing authorities have become increasingly aggressive in challenging tax positions taken by financial institutions.  The challenges made by tax authorities may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions.  If any such challenges are made and are not resolved in our favor, they could have an adverse effect on our financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to complete financial transactions that historically have involved banks at one or both ends of the transaction.  For example, consumers can now pay bills and transfer funds directly without banks.  The process of eliminating banks as intermediaries, known as disintermediation, could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits.

Maintaining or increasing our market share depends on market acceptance and regulatory approval of new products and services and other factors.

Our success depends, in part, on our ability to adapt our products and services to evolving industry standards and to control expenses.  There is increasing pressure on financial services companies to provide products and services at lower prices.  This can reduce our net interest margin and revenues from its fee-based products and services.  In addition, our success depends in part on our ability to generate significant levels of new business in our existing markets and in identifying and penetrating markets.  Growth rates for card-based payment transactions and other product markets may not continue at recent levels.  Further, the widespread adoption of new technologies, including Internet-based services, could require us to make substantial expenditures to modify or adapt our existing products and services or render our existing products obsolete.  We may not successfully introduce new products and services, achieve market acceptance of our products and services, develop and maintain loyal customers and/or break into targeted markets.

We rely on dividends from our subsidiaries for most of our revenue, and our banking subsidiaries hold a significant portion of their assets indirectly.

Marshall & Ilsley Corporation is a separate and distinct legal entity from its subsidiaries.  We receive substantially all of our revenue from dividends from our subsidiaries.  These dividends are the principal source of funds to pay dividends on our common stock and interest on our debt.  The payment of dividends by a subsidiary is subject to federal law restrictions as well as to the laws of the subsidiary’s state of incorporation.  Also, a parent company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.  In addition, the M&I bank and savings association subsidiaries hold a significant portion of their mortgage loan and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries.

We depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information provided to us by customers and counterparties, including financial statements and other financial information.  We may also rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors.  For example, in deciding whether to extend credit to a business, we may assume that the customer’s audited financial statements conform with generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer.  We may also rely on the audit report covering those financial statements.  Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or that are materially misleading.

Our accounting policies and methods are the basis of how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations.  Our management must exercise judgment in selecting and applying many of these accounting policies and methods in order to ensure that they comply with generally accepted accounting principles and reflect management’s judgment as to the most appropriate manner in which to record and report our financial condition and results of operations.  In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances, yet might result in our reporting materially different amounts than would have been reported under a different alternative.

We have identified four accounting policies as being “critical” to the presentation of our financial condition and results of operations because they require management to make particularly subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions.  These critical accounting policies relate to:  (1) the allowance for loan and lease losses; (2) capitalized software and conversion costs; (3) financial asset sales and securitizations; and (4) income taxes.  Because of the inherent uncertainty of estimates about these matters, no assurance can be given that the application of alternative policies or methods might not result in our reporting materially different amounts.

We have an active acquisition program.

We regularly explore opportunities to acquire banking institutions, financial technology providers and other financial services providers.  We cannot predict the number, size or timing of future acquisitions.  We typically do not publicly comment on a possible acquisition or business combination until we have signed a definitive agreement for the transaction.  Once we have signed a definitive agreement, transactions of this type are generally subject to regulatory approvals and other customary conditions.  There can be no assurance that we will receive such regulatory approvals without unexpected delays or conditions or that such customary conditions will be timely met to our satisfaction, if at all.

Difficulty in integrating an acquired company or business may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from the acquisition.  Specifically, the integration process could result in higher than expected deposit attrition (run-off), loss of customers and key employees, the disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain existing relationships with clients, employees and suppliers or to enter into new business relationships.  We may not be able to successfully leverage our combined product offerings to the combined customer base.  These factors could contribute to our not achieving the anticipated benefits of the acquisition within the desired time frames, if at all.

Future acquisitions could require us to use substantial cash or liquid assets or to incur debt.  In such cases, we could become more susceptible to economic downturns and competitive pressures.

We are dependent on senior management.

Our continued success depends to a significant extent upon the continued services of our senior management.  The loss of services of any of our senior executive officers could cause our business to suffer.  In addition, our success depends in part upon senior management’s ability to implement our business strategy.

Our stock price can be volatile.

Our stock price can fluctuate widely in response to a variety of factors, including:

•

actual or anticipated variations in our quarterly results;

•

new technology or services by our competitors;

•

unanticipated losses or gains due to unexpected events, including losses or gains on securities held for investment purposes;

•

significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving our competitors;

•

changes in accounting policies or practices;

•

failure to integrate our acquisitions or realize anticipated benefits from our acquisitions; or

•

changes in government regulations.

General market fluctuation, industry factors and general economic and political conditions, such as economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, also could cause our stock price to decrease regardless of our operating results.

We may be a defendant in a variety of litigation and other actions, which may have a material adverse effect on our business, operating results and financial condition.

We and our subsidiaries may be involved from time to time in a variety of litigation arising out of our business.  Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation.  Should the ultimate judgments or settlements in any litigation exceed our insurance coverage, they could have a material adverse effect on our business, operating results and financial condition.  In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.

In addition to the factors discussed above, the following risk factors concerning Metavante’s business may have a material adverse effect on our financial condition and results of operations:

Metavante relies on the continued functioning of its data centers and the integrity of the data it processes.

Metavante’s data centers are an integral part of its business.  Damage to Metavante’s data centers due to acts of terrorism, fire, power loss, telecommunications failure and other disasters could have a material adverse effect on Metavante’s business, operating results and financial condition.  In addition, because Metavante relies on the integrity of the data it processes, if this data is incorrect or somehow tainted, client relations and confidence in Metavante’s services could be impaired, which would harm Metavante’s business.

Network operational difficulties or security problems could damage Metavante’s reputation and business.

Metavante depends on the reliable operation of network connections from its clients and its clients’ end users to its systems.  Any operational problems or outages in these systems would cause Metavante to be unable to process transactions for its clients and its clients’ end users, resulting in decreased revenues.  In addition, any system delays, failures or loss of data, whatever the cause, could reduce client satisfaction with Metavante’s products and services and harm Metavante’s financial results.

Metavante also depends on the security of its systems.  Metavante’s networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems.  Metavante transmits confidential financial information in providing its services.  A material security problem affecting Metavante could damage its reputation, deter financial services providers from purchasing its products, deter their customers from using its products or result in liability to Metavante.  Any material security problem affecting Metavante’s competitors could affect the marketplace’s perception of Internet banking and electronic commerce service in general and have the same effects.

Lack of system integrity or credit quality related to Metavante funds settlement could result in a financial loss.

Metavante settles funds on behalf of financial institutions, other businesses and consumers and receives funds from clients, card issuers, payment networks and consumers on a daily basis for a variety of transaction types.  Transactions facilitated by Metavante include debit card, credit card and electronic bill payment transactions, supporting consumers, financial institutions and other businesses.  These payment activities rely upon the technology infrastructure that facilitates the verification of activity with counterparties and the facilitation of the payment.  If the continuity of operations or integrity of processing were compromised this could result in a financial loss to Metavante due to a failure in payment facilitation.  In addition, Metavante may issue credit to consumers, financial institutions or other businesses as part of the funds settlement.  A default on this credit by a counterparty could result in a financial loss to Metavante.

Metavante may not be able to protect its intellectual property, and Metavante may be subject to infringement claims.

Metavante relies on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect its proprietary technology.  Despite Metavante’s efforts to protect its intellectual property, third parties may infringe or misappropriate Metavante’s intellectual property or may develop software or technology competitive to Metavante’s.  Metavante’s competitors may independently develop similar technology, duplicate its products or services or design around Metavante’s intellectual property rights.  Metavante may have to litigate to enforce and protect its intellectual property rights, trade secrets and know-how or to determine their scope, validity or enforceability, which is expensive, and could cause a diversion of resources and may not prove successful.  The loss of intellectual property protection or the inability to secure or enforce intellectual property protection could harm Metavante’s business and ability to compete.

Metavante also may be subject to costly litigation in the event its products or technology infringe upon another party’s proprietary rights.  Third parties may have, or may eventually be issued, patents that would be infringed by Metavante’s products or technology.  Any of these third parties could make a claim of infringement against Metavante with respect to its products or technology.  Metavante may also be subject to claims by third parties for breach of copyright, trademark or license usage rights.  Any such claims and any resulting litigation could subject Metavante to significant liability for damages.  An adverse determination in any litigation of this type could require Metavante to design around a third party’s patent or to license alternative technology from another party.  In addition, litigation is time consuming and expensive to defend and could result in the diversion of the time and attention of Metavante’s management and employees.  Any claims from third parties may also result in limitations on Metavante’s ability to use the intellectual property subject to these claims.

Metavante’s business could suffer if it fails to attract and retain key technical people.

Metavante’s success depends in large part upon Metavante’s ability to attract and retain highly skilled technical, management and sales and marketing personnel.  Because the development of Metavante’s products and services requires knowledge of computer hardware, operating system software, system management software and application software, key technical personnel must be proficient in a number of disciplines.  Competition for the best people—in particular individuals with technology experience—is intense.  Metavante may not be able to hire key people or pay them enough to keep them.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus and any applicable prospectus supplement which are not historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements include:  (1) statements made in our annual report on Form 10-K for the year ended December 31, 2003 under Item 1, Business, and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, including, without limitation, statements with respect to internal growth plans, projected revenues, margin improvement, future acquisitions, capital expenditures and adequacy of capital resources; (2) statements included or incorporated by reference in our future filings with the SEC; and (3) information contained in written material, releases and oral statements issued by, or on behalf of, us including, without limitation, statements with respect to projected revenues, costs, earnings and earnings per share.  Forward-looking statements also include statements regarding the intent, belief or current expectation of M&I and its officers.  Forward-looking statements include statements preceded by, followed by or that include forward-looking terminology such as “may,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “continues” or similar expressions.

All forward-looking statements included or incorporated by reference in this prospectus and the applicable prospectus supplement are based on information available to us as of the date of this prospectus or the applicable prospectus supplement.  We do not undertake to update any forward-looking statements that may be made by or on behalf of us in this prospectus, any applicable prospectus supplement or otherwise.  Our actual results may differ materially from those contained in the forward-looking statements identified above.  Factors which may cause such a material difference to occur include, but are not limited to, those risk factors set forth under the heading “Risk Factors” beginning on page 2 of this prospectus, the factors listed under the heading “Forward-Looking Statements” in Item 1, Business, of our annual report on Form 10-K for the year ended December 31, 2003, and the factors listed at the end of Exhibit 99.1 of our current report on Form 8-K dated May 17, 2004.

THE COMPANY

Marshall & Ilsley Corporation, incorporated in Wisconsin in 1959, is a registered bank holding company under the Bank Holding Company Act of 1956 and is certified as a financial holding company under the Gramm-Leach-Bliley Act of 1999.  As of September 30, 2004, we had consolidated total assets of approximately $39.0 billion and consolidated total deposits of approximately $24.9 billion, making us the largest bank holding company headquartered in Wisconsin.  Our executive offices are located at 770 North Water Street, Milwaukee, Wisconsin 53202 (telephone number (414) 765-7801).

Our principal assets are the stock of our bank and nonbank subsidiaries, which, as of September 30, 2004, included Metavante, five bank and trust subsidiaries and a number of companies engaged in businesses that the Board of Governors of the Federal Reserve System has determined to be closely-related or incidental to the business of banking.  We provide our subsidiaries with financial and managerial assistance in such areas as budgeting, tax planning, auditing, compliance assistance, asset and liability management, investment administration and portfolio planning, business development, advertising and human resources management.

Generally, we organize our business segments based on legal entities.  Each entity offers a variety of products and services to meet the needs of its customers and the particular market served.  Based on the way we organize our business, we have two reportable segments:  Banking and Data Services (or Metavante).  Banking consists of accepting deposits, making loans and providing other services such as cash management, foreign exchange and correspondent banking to a variety of commercial and retail customers.  Data Services consists of providing data processing services, developing and selling software and providing consulting services to financial services companies, including our affiliates, as well as providing credit card merchant services.  Our primary other business segments include Trust Services, Mortgage Banking (residential and commercial), Capital Markets Group, Brokerage and Insurance Services, and Commercial Leasing.

Marshall & Ilsley Corporation is a legal entity separate and distinct from its subsidiaries.  Our principal source of funds to pay dividends on our capital stock and interest on our debt is dividends from our subsidiaries.  Various federal and state statutes and regulations restrict the amount of dividends our subsidiaries may pay to us.  Our subsidiaries are not obligated to make required payments on our debt or other securities.  Accordingly, our rights and the rights of holders of our debt and other securities to participate in any distribution of the assets or income from any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary.  In addition, our bank and savings association subsidiaries hold a significant portion of their mortgage and investment portfolios indirectly through their ownership interest in direct and indirect subsidiaries.  The ability of our bank and savings association subsidiaries to participate in any distribution of the assets or income of the direct or indirect subsidiaries is likewise subject to the prior claims of creditors of those direct and indirect subsidiaries.

RESALES OF SHARES

This prospectus, as amended or supplemented, has also been prepared for use by persons who receive shares of common stock in acquisitions and who wish to offer and sell such shares, on terms then available, in transactions in which they may be deemed underwriters within the meaning of the Securities Act.  We refer to such persons as “selling shareholders.”  Resales by a selling shareholder under this prospectus, as amended or supplemented, is permitted only with our prior written authorization.  Resales may also be made pursuant to Rule 145(d) under the Securities Act, or pursuant to an exemption from the registration provisions of such Act.

We will receive none of the proceeds from any such sales.  Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.  We will pay printing, certain legal, filing and other similar expenses of this offering.  Selling shareholders will bear all other expenses of this offering, including any brokerage fees, underwriting discounts or commissions and their own legal expenses.

There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares as described herein.  Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, a supplemented prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each selling shareholder and of the participating broker-dealer(s), if any, (ii) the number of shares involved, (iii) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (iv) other material terms of such resale, as appropriate.

Selling shareholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the NYSE or such other securities exchange on which our common stock may be listed, in the over-the counter market, in special offerings, in transactions directly with investors, or otherwise, at market prices prevailing at the time of sale, at fixed prices or at negotiated prices.  Selling shareholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal.  Broker-dealers participating in such transactions as agent may receive commissions from selling shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser) and may effect resales through other broker-dealers, in which case discounts or commissions may be allowed or reallowed.  Participating broker-dealers may agree with selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer’s commitment to selling shareholders.

We may agree to indemnify a selling shareholder against certain liabilities, including liabilities arising under the Securities Act.  We and/or a selling shareholder may indemnify any broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

SELECTED CONSOLIDATED FINANCIAL DATA

The table below presents selected historical financial data for the five years ended December 31, 2003, which are derived from our previously filed audited consolidated financial statements for those years, and historical financial data for the nine months ended September 30, 2004 and September 30, 2003, which are derived from our previously filed unaudited consolidated financial statements for those nine months.

You should read the following table together with the historical financial information that we have presented in our prior SEC filings.  We have incorporated this material into this document by reference.  See “Where You Can Find More Information” on page 10.

	For the Nine Months Ended September 30		For the Twelve Months Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands, except per share data)

Income Statement Data:
Interest Income	$ 1,211,322	$ 1,150,308	$ 1,529,920	$ 1,567,336	$ 1,709,107	$ 1,747,982	$ 1,496,584
Interest Expense	367,540	362,212	472,634	561,038	866,328	1,074,976	791,303
Net Interest Income	843,782	787,096	1,057,286	1,006,298	842,779	673,006	705,281
Provision for Loan and Lease Losses	25,126	53,186	62,993	74,416	54,115	30,352	25,419
Net Interest Income after Provision for Loan and Lease Losses	818,656	733,910	994,293	931,882	788,664	642,654	679,862
Other Income	1,011,342	910,209	1,215,801	1,082,688	1,001,250	931,594	883,076
Other Expense	1,145,102	1,081,279	1,451,707	1,295,978	1,288,869	1,103,898	1,034,999
Provision for Income Taxes	231,629	159,859	214,282	238,265	163,124	152,948	173,428
Cumulative Effect of Changes in Accounting Principle, Net of Income Taxes	—	—	—	—	(436)	(2,279)	—
Net Income	$ 453,267 ========	$ 402,981 =========	$ 544,105 =========	$ 480,327 =========	$ 337,485 =========	$ 315,123 =========	$ 354,511 =========

Net Income Per Common Share:*
Basic:
Income before Cumulative Effect of Changes in Accounting Principle	$ 2.04	$ 1.78	$ 2.41	$ 2.24	$ 1.60	$ 1.51	$ 1.66
Cumulative Effect of Changes in Accounting Principle, Net of Income Taxes	—	—	—	—	—	(0.01)	—
Net Income	$ 2.04 ========	$ 1.78 ========	$ 2.41 ========	$ 2.24 ========	$ 1.60 ========	$ 1.50 ========	$ 1.66 ========

Diluted:
Income before Cumulative Effect of Changes in Accounting Principle	$ 2.01	$ 1.77	$ 2.38	$ 2.16	$ 1.55	$ 1.46	$ 1.57
Cumulative Effect of Changes in Accounting Principle, Net of Income Taxes	—	—	—	—	—	(0.01)	—
Net Income	$ 2.01 ========	$ 1.77 ========	$ 2.38 ========	$ 2.16 ========	$ 1.55 ========	$ 1.45 ========	$ 1.57 ========

Average Balance Sheet Data:
Cash and Due from Banks	$ 808,936	$ 750,837	$ 752,215	$ 708,256	$ 651,367	$ 615,015	$ 638,399
Total Investment Securities	6,023,093	5,441,931	5,499,316	5,282,681	5,721,053	5,687,345	5,649,727
Net Loans and Leases	26,122,618	23,953,778	24,044,753	20,725,780	17,948,053	16,884,443	14,680,725
Total Assets	36,349,880	33,127,246	33,268,021	29,202,650	26,370,309	25,041,777	22,700,963
Total Deposits	23,556,635	21,818,223	21,985,878	18,642,987	17,190,591	17,497,783	16,156,902
Long-term Borrowings	4,952,207	3,724,792	3,798,851	2,693,447	1,962,801	1,178,805	1,009,132
Shareholders’ Equity	3,432,899	3,197,451	3,240,654	2,766,690	2,429,559	2,148,074	2,172,117

*Restated for 2-for-1 stock split effective June 17, 2002.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements as of December 31, 2003 and 2002 and for the years then ended incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to our adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, on January 1, 2002), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Arthur Andersen LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K as of December 31, 2001 and for the year then ended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements are incorporated by reference in reliance on Arthur Andersen LLP’s report, given on their authority as experts in accounting and auditing.  Arthur Andersen LLP’s report on our financial statements incorporated by reference in this prospectus is a copy of such report and has not been reissued by Arthur Andersen LLP.

NOTICE REGARDING ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement, unless it is proved that at the time of such acquisition such person knew of such untruth or omission, may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.  On May 6, 2002, we announced that we had appointed Deloitte & Touche LLP to replace Arthur Andersen LLP as our independent accountants.  Prior to the date of this prospectus, the Arthur Andersen LLP partners who reviewed our audited financial statements as of and for the year ended December 31, 2001 have resigned from Arthur Andersen LLP. As a result, we have been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference into this registration statement of its audit reports with respect to our financial statements.  Under these circumstances, Rule 437a under the Securities Act permits us to file this registration statement without a written consent from Arthur Andersen LLP.  Accordingly, Arthur Andersen LLP will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the SEC.  Our SEC filings are available over the Internet at our website at http://www.micorp.com or at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information on the SEC’s public reference room.  You may also inspect our reports at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.  Information contained on our website is not a part of this prospectus.

For further information about us and the securities we are offering, you should refer to our registration statement and its exhibits.  This prospectus summarizes material provisions of contracts and other documents that we refer you to.  Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus.  In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.  We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”):

•

Our annual report on Form 10-K for the year ended December 31, 2003;

•

Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004;

•

Our current reports on Form 8-K filed April 13, 2004, May 17, 2004, July 28, 2004, July 29, 2004, August 27, 2004, October 18, 2004, October 26, 2004, November 12, 2004 and December 2, 2004 and our current report on Form 8-K/A filed October 22, 2004; and

•

The description of our common stock contained in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on October 18, 1999, including any amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference reports we file in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act), including reports filed after the date of the initial filing of the registration statement and before the effectiveness of the registration statement, until we sell all of the securities offered by this prospectus or terminate this offering.

You may request a copy of any of the documents referred to above, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by contacting us in writing or by telephone at:

Secretary

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Phone: (414) 765-7801

You should rely only on the information incorporated by reference or presented in this prospectus or any applicable prospectus supplement.  Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information.  We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.  You must not rely upon any unauthorized information or representations.  This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date.

Table of Contents
	Page
RISK FACTORS	2	6,000,000 Shares

FORWARD-LOOKING STATEMENTS	6
		MARSHALL & ILSLEY
THE COMPANY	7	CORPORATION

RESALES OF SHARES	8
		Common Stock
SELECTED CONSOLIDATED FINANCIAL DATA	9

LEGAL MATTERS	10

EXPERTS	10
		Prospectus
NOTICE REGARDING ARTHUR ANDERSEN LLP	10

WHERE YOU CAN FIND MORE INFORMATION	10
		December 2, 2004